Exhibit 99.1

October 17, 2025
Analysts: Eric Wasserstrom (huntington.investor.relations@huntington.com), 614.480.5676
Media: Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Reports 2025 Third-Quarter Earnings
Q3 Results Highlighted by Significant Growth in Key Strategic Fee Revenues and Net Interest Income, Driven by Strong Loan Growth and Expanded Net Interest Margin

2025 Third-Quarter Highlights:
•Earnings per common share (EPS) for the quarter was $0.41, higher by $0.07 from the prior quarter, and $0.08 higher than the year-ago quarter. Excluding the after-tax impact of Notable Items, EPS was higher by $0.05 from the prior quarter and $0.07 from the year-ago quarter.
•Net interest income increased $39 million, or 3%, from the prior quarter, and $155 million, or 11%, from the year-ago quarter.
•Noninterest income increased $157 million, or 33%, from the prior quarter, to $628 million. From the year-ago quarter, noninterest income increased $105 million, or 20%. Excluding the gain on the sale of a portion of our corporate trust and custody business, impact of credit risk transfer transactions, and the impact from the prior quarter securities repositioning, noninterest income increased $72 million, or 13%, from the prior quarter and $75 million, or 14%, from the year-ago quarter.
•Average total loans and leases increased $2.8 billion, or 2%, from the prior quarter to $135.9 billion, and increased $11.4 billion, or 9%, from the year-ago quarter.
◦Average commercial loans grew $2.0 billion, or 3%, from the prior quarter and $8.5 billion, or 12%, from the year-ago quarter.
◦Average consumer loans grew $794 million, or 1%, from the prior quarter and $2.9 billion, or 5%, from the year-ago quarter.
•Average total deposits increased $1.4 billion, or 1%, from the prior quarter and $8.3 billion, or 5%, from the year-ago quarter.
•Net charge-offs of 0.22% of average total loans and leases for the quarter, 2 basis points higher than the prior quarter.
•Nonperforming asset ratio of 0.60% at quarter end, 3 basis points lower than the prior quarter.
•Allowance for credit losses (ACL) of $2.6 billion, or 1.86% of total loans and leases, at quarter end, an increase of $47 million from the prior quarter.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.6%, at September 30, 2025, compared to 10.5% in the prior quarter. Adjusted Common Equity Tier 1, including the impact of AOCI excluding cash flow hedges, was 9.2%, up from 9.0% in the prior quarter.
•Tangible common equity (TCE) ratio of 6.8%, up from 6.6% in the prior quarter and 6.4% from a year ago.
•Tangible book value per share of $9.54, up $0.41, or 4%, from the prior quarter and up $0.89, or 10%, from a year ago.

•Combination with Veritex Holdings, Inc. ("Veritex") scheduled for Monday, October 20th, 2025.
•Ranked #1 non-captive regional lender in the 2025 J.D. Power U.S. Dealer Financing Satisfaction Study.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2025 third quarter of $629 million, or $0.41 per common share, an increase of $93 million, or 17%, from the prior quarter, and an increase of $112 million, or 22%, from the year-ago quarter.
Return on average assets was 1.19%, return on average common equity was 12.4%, and return on average tangible common equity (ROTCE) was 17.8%.
CEO Commentary:
“Huntington’s third-quarter results reflect the strength of our differentiated operating model, driven by targeted growth investments and disciplined execution of core strategies.” said Steve Steinour, chairman, president, and CEO. “We continue to deliver balanced, above-peer growth by acquiring new customers, deepening relationships, and expanding both net interest income and diversified fee revenues. Our proven approach—combining national expertise with local delivery—has enabled us to accelerate organic growth across our core footprint and new markets and verticals. Over the past year, we have grown loans and deposits by more than $11 billion and $8 billion, respectively, with approximately 60% of loan growth from our core businesses and 40% from new initiatives.

"Our imminent combination with Veritex underscores Huntington’s deep commitment to Texas and provides a powerful platform for long-term growth in one of the nation’s most dynamic economies. Integration is well underway, guided by our proven playbook and the shared values of both organizations. We are thrilled to welcome Malcolm Holland—who will continue his leadership as Chairman of Texas—and the entire Veritex team, whose deep local relationships and customer focus will be instrumental as we accelerate our momentum and deliver even greater value to our clients and communities across the state."

"Credit quality remains top tier, with net charge-offs at 0.22% and stable asset quality metrics, reflecting our disciplined client selection and proactive portfolio management. We continue to operate from a position of strength, driving adjusted CET1 higher into our target range, and tangible book value per share up 10% year-over-year."

"As we look ahead, we are unwavering in our commitment to deliver powerful, through-the-cycle growth.
Backed by a differentiated operating model, rigorous risk management, and a consistent and disciplined capital strategy, Huntington is positioned to perform well through various economic cycles and consistently create superior long-term value for our shareholders.”

Table 1 – Earnings Performance Summary

	2025			2024
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$629	$536	$527	$530	$517
Diluted earnings per common share	0.41	0.34	0.34	0.34	0.33

Return on average assets	1.19%	1.04%	1.04%	1.05%	1.04%
Return on average common equity	12.4	11.0	11.3	11.0	10.8
Return on average tangible common equity	17.8	16.1	16.7	16.4	16.2
Net interest margin	3.13	3.11	3.10	3.03	2.98
Efficiency ratio	57.4	59.0	58.9	58.6	59.4

Tangible book value per common share	$9.54	$9.13	$8.80	$8.33	$8.65
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$192,732	$191,092	$188,299	$185,222	$181,891
Average loans and leases	135,944	133,171	130,862	128,158	124,507
Average total deposits	164,812	163,429	161,600	159,405	156,488

Tangible common equity / tangible assets ratio	6.8%	6.6%	6.3%	6.1%	6.4%
Common equity Tier 1 risk-based capital ratio (1)	10.6	10.5	10.6	10.5	10.4

NCOs as a % of average loans and leases	0.22%	0.20%	0.26%	0.30%	0.30%
NAL ratio	0.59	0.62	0.56	0.60	0.58
ACL as a % of total loans and leases	1.86	1.86	1.87	1.88	1.93
(1)September 30, 2025 figure is estimated.

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended September 30, 2025			$629	$0.41
•	Acquisition-related expenses	$(14)	(11)	(0.01)
•	FDIC Deposit Insurance Fund (DIF) special assessment (3)	6	5	0.01
•	Gain on sale of a portion of a corporate trust and custody business	24	19	0.01

Three Months Ended June 30, 2025			$536	$0.34
•	FDIC Deposit Insurance Fund (DIF) special assessment (3)	$3	2	—
•	Staffing efficiencies expense (4)	(6)	(5)	(0.01)

Three Months Ended September 30, 2024			$517	$0.33
•	FDIC DIF special assessment (3)	$7	6	—
•	Staffing efficiencies and corporate real estate consolidation expense (4)	(13)	(10)	—
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment. These amounts are recorded in deposit and other insurance expense.
(4)Staffing efficiencies include severance expense recorded in personnel costs and corporate real estate consolidation expense recorded in net occupancy expense. See Table 9 for details.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Total Revenue

	2025			2024
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,506	$1,467	$1,426	$1,395	$1,351	3%	11%
FTE adjustment	17	16	15	14	13	6	31
Net interest income - FTE	1,523	1,483	1,441	1,409	1,364	3	12
Noninterest income	628	471	494	559	523	33	20
Total revenue - FTE	$2,151	$1,954	$1,935	$1,968	$1,887	10%	14%
Table 4 – Net Interest Margin Summary

	2025			2024
	Third	Second	First	Fourth	Third	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.39%	5.40%	5.39%	5.42%	5.62%	(1)	(23)
Total loans and leases	5.96	5.91	5.87	5.89	6.05	5	(9)
Total securities	3.72	3.95	4.01	4.10	4.26	(23)	(54)
Total interest-bearing liabilities	2.81	2.85	2.86	3.01	3.32	(4)	(51)
Total interest-bearing deposits	2.43	2.46	2.48	2.65	2.94	(3)	(51)

Net interest rate spread	2.58	2.55	2.53	2.41	2.30	3	28
Impact of noninterest-bearing funds on margin	0.55	0.56	0.57	0.62	0.68	(1)	(13)
Net interest margin	3.13%	3.11%	3.10%	3.03%	2.98%	2	15
See Page 9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2025 third quarter increased $159 million, or 12%, from the 2024 third quarter. The results primarily reflect a 15 basis point increase in the net interest margin (NIM) to 3.13% and a $10.8 billion, or 6%, increase in average earning assets, partially offset by a $10.1 billion, or 7%, increase in average interest-bearing liabilities. The 15 basis point increase in NIM reflected a decrease in cost of funding, partially offset by a decrease in yields on interest earning assets and net hedging activity.
Compared to the 2025 second quarter, FTE net interest income increased $40 million, or 3%, driven by an increase in average earning assets of $1.6 billion, or 1%, and an increase in NIM of 2 basis points to 3.13%, partially offset by an increase in average interest-bearing liabilities of $1.3 billion, or 1%. The 2 basis point increase to NIM reflected an increase in interest earning assets and lower funding costs, partially offset by net hedging activity.

Table 5 – Average Earning Assets

	2025			2024
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$61.4	$59.4	$57.6	$55.1	$52.2	3%	18%
Commercial real estate	10.7	10.8	11.0	11.3	11.7	(1)	(9)
Lease financing	5.5	5.5	5.5	5.4	5.2	—	6
Total commercial	77.6	75.6	74.1	71.8	69.1	3	12
Residential mortgage	24.5	24.4	24.3	24.1	24.1	—	2
Automobile	15.7	15.1	14.7	14.4	13.6	4	16
Home equity	10.3	10.2	10.1	10.1	10.1	1	2
RV and marine	5.9	5.9	6.0	6.0	6.0	(1)	(3)
Other consumer	2.0	1.9	1.8	1.7	1.6	7	25
Total consumer	58.3	57.5	56.8	56.3	55.4	1	5
Total loans and leases	135.9	133.2	130.9	128.2	124.5	2	9
Total securities	44.1	44.9	45.2	45.4	44.2	(2)	—
Interest-earning deposits with banks	11.8	12.3	11.6	11.0	12.5	(4)	(6)
Other earning assets	0.9	0.7	0.6	0.7	0.7	20	32
Total earning assets	$192.7	$191.1	$188.3	$185.2	$181.9	1%	6%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2025 third quarter increased $10.8 billion, or 6%, from the year-ago quarter, primarily reflecting a $11.4 billion, or 9%, increase in average total loans and leases, partially offset by a $709 million, or 6%, decrease in interest-earning deposits with banks. Average loan and lease balance increases were led by growth in average commercial loans of $8.5 billion, or 12%, primarily driven by a $9.2 billion, or 18%, increase in average commercial and industrial loans, partially offset by a $1.1 billion, or 9%, decrease in average commercial real estate loans. Additionally, average consumer loans increased by $2.9 billion, or 5%, primarily driven by a $2.1 billion, or 16%, increase in average automobile loans.
Compared to the 2025 second quarter, average earning assets increased $1.6 billion, or 1%, primarily reflecting a $2.8 billion, or 2%, increase in average total loans and leases, partially offset by a $839 million, or 2%, decrease in average total securities. Average loan and lease balance increases were driven by an increase in average commercial loan balances of $2.0 billion, or 3%, primarily driven by a $2.0 billion, or 3%, increase in average commercial and industrial loans. Average consumer loans increased $794 million, or 1%, primarily due to an increase in average automobile loans.

Table 6 – Liabilities

	2025			2024
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$29.0	$29.2	$28.9	$29.6	$28.8	(1)%	1%
Demand deposits - interest-bearing	46.0	44.7	43.6	41.8	41.9	3	10
Total demand deposits	75.0	73.9	72.5	71.4	70.7	1	6
Money market deposits	62.0	61.1	60.2	58.3	55.5	2	12
Savings deposits	15.0	15.1	14.9	14.6	14.9	(1)	1
Time deposits	12.8	13.3	14.0	15.1	15.3	(4)	(17)
Total deposits	$164.8	$163.4	$161.6	$159.4	$156.5	1%	5%

Short-term borrowings	$1.3	$1.3	$1.4	$1.2	$0.8	—%	53%
Long-term debt	17.4	17.8	16.9	16.1	15.9	(2)	10
Total debt	$18.7	$19.1	$18.3	$17.3	$16.7	(2)%	12%

Total interest-bearing liabilities	$154.5	$153.2	$151.0	$147.2	$144.4	1%	7%
Total liabilities	188.3	187.3	185.0	181.8	178.1	1	6
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total liabilities for the 2025 third quarter increased $10.2 billion, or 6%, from the year-ago quarter, driven by increases in average total deposits of $8.3 billion, or 5%, and in average total debt of $2.0 billion, or 12%.
Compared to the 2025 second quarter, average total liabilities increased $1.1 billion, driven by an increase in average total deposits of $1.4 billion, or 1%.

Noninterest Income
Table 7 – Noninterest Income

	2025			2024
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$174	$165	$155	$162	$158	5%	10%
Wealth and asset management revenue	104	102	101	93	93	2	12
Customer deposit and loan fees	102	95	86	88	86	7	19
Capital markets and advisory fees	94	84	67	120	78	12	21
Mortgage banking income	43	28	31	31	38	54	13
Leasing revenue	23	10	14	19	19	130	21
Insurance income	20	19	20	22	18	5	11
Net gains (losses) on sales of securities	—	(58)	—	(21)	—	NM	—
Other noninterest income	68	26	20	45	33	162	106
Total noninterest income	$628	$471	$494	$559	$523	33%	20%

Impact of Notable Item:
Gain on sale of a portion of corporate trust and custody business (other noninterest income)	$24	$—	$—	$—	$—	NM	NM
Total adjusted noninterest income (Non-GAAP)	$604	$471	$494	$559	$523	28%	15%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (included in other noninterest income)	$(2)	$(5)	$(3)	$—	$(8)	(60)%	(75)%
NM - Not Meaningful
Total noninterest income for the 2025 third quarter increased $105 million, or 20%, from the year-ago quarter. The 2025 third quarter included a $24 million gain on the sale of a portion of our corporate trust and custody business, and $2 million of contra revenue related to premium costs and mark-to-market associated with credit risk transfer transactions, while the 2024 third quarter included $8 million of contra revenue related to the credit risk transfer transactions. Excluding the impact from these items, noninterest income increased $75 million, or 14%. Payments and cash management revenue increased $16 million, or 10%, driven by higher merchant acquiring and cash management revenues. Capital markets and advisory fees increased $16 million, or 21%, primarily due to higher syndication and advisory fees. Customer deposit and loan fees increased $16 million, or 19%, primarily due to higher loan commitment fees. Wealth and asset management revenue increased $11 million, or 12%, largely due to higher trust and investment management income.
Total noninterest income increased $157 million, or 33%, compared to the 2025 second quarter. The 2025 third quarter included a $24 million gain on sale discussed previously and $2 million of contra revenue related to the credit risk transfer transactions, while the 2025 second quarter included a $58 million loss on the sale of investment securities and $5 million of contra revenue related to the credit risk transfer transactions. Excluding the impact from these items, noninterest income increased $72 million, or 13%. Other noninterest income increased $18 million, or 69%, largely due to revenue from tax credit syndications. Mortgage banking income increased $15 million, or 54%, attributable to mark-to-market gain in servicing hedges. Leasing revenue increased $13 million, or 130%, primarily due to an increase in income on terminated leases. Capital markets and advisory fees increased $10 million, or 12%, primarily due to higher underwriting income and syndication fees.

Noninterest Expense
Table 8 – Noninterest Expense

	2025			2024
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$757	$722	$671	$715	$684	5%	11%
Outside data processing and other services	198	182	170	167	167	9	19
Equipment	66	68	67	70	65	(3)	2
Net occupancy	57	54	65	56	57	6	—
Marketing	34	28	29	28	33	21	3
Deposit and other insurance expense	9	20	37	20	15	(55)	(40)
Professional services	31	22	22	27	21	41	48
Amortization of intangibles	11	11	11	12	11	—	—
Lease financing equipment depreciation	4	2	4	3	4	100	—
Other noninterest expense	79	88	76	80	73	(10)	8
Total noninterest expense	$1,246	$1,197	$1,152	$1,178	$1,130	4%	10%
(in thousands)
Average full-time equivalent employees	20.2	20.2	20.1	20.0	20.0	—%	1%
Table 9 - Impact of Notable Items

	2025			2024
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$6	$—	$—	$12
Outside data processing and other services	3	—	—	—	—
Equipment	1	—	—	—	—
Net occupancy	—	—	—	—	1
Deposit and other insurance expense	(6)	(3)	3	(3)	(7)
Professional services	9	—	—	—	—
Other noninterest expense	1	—	—	—	—
Total noninterest expense	$8	$3	$3	$(3)	$6
Notable items in the third quarter of 2025 include $14 million of Veritex acquisition-related expenses included in outside data processing and other services, equipment, professional services, and other noninterest expense, as well as a $6 million benefit from ongoing adjustments related to the FDIC DIF special assessment.

Table 10 - Adjusted Noninterest Expense (Non-GAAP)

	2025			2024
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$757	$716	$671	$715	$672	6%	13%
Outside data processing and other services	195	182	170	167	167	7	17
Equipment	65	68	67	70	65	(4)	0
Net occupancy	57	54	65	56	56	6	2
Marketing	34	28	29	28	33	21	3
Deposit and other insurance expense	15	23	34	23	22	(35)	(32)
Professional services	22	22	22	27	21	—	5
Amortization of intangibles	11	11	11	12	11	—	—
Lease financing equipment depreciation	4	2	4	3	4	100	0
Other noninterest expense	78	88	76	80	73	(11)	7
Total adjusted noninterest expense	$1,238	$1,194	$1,149	$1,181	$1,124	4%	10%

Reported total noninterest expense for the 2025 third quarter increased $116 million, or 10%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $114 million, or 10%, primarily driven by higher personnel costs of $85 million, or 13%, due to higher incentive compensation and salary expense, and an increase in outside data processing and other services of $28 million, or 17%, primarily reflecting higher technology and data expense.
Reported total noninterest expense increased $49 million, or 4%, from the 2025 second quarter. Excluding the impact from Notable Items, noninterest expense increased $44 million, or 4%, primarily driven by higher personnel costs of $41 million, or 6%, due primarily to higher incentive compensation and medical expense, and an increase in outside data processing and other services of $13 million, or 7%, driven by higher technology and data expense.
During the 2025 third quarter, noninterest expense included a $10 million foundation donation, in concurrence with the recognition of the gain on sale of a portion of our corporate trust and custody business, as well as a $11 million gain recognized from the extinguishment of debt.

Credit Quality
Table 11 – Credit Quality Metrics

	2025			2024
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$808	$842	$748	$783	$738
Total other real estate, net	10	10	8	8	8
Other NPAs (1)	3	—	48	31	38
Total nonperforming assets	821	852	804	822	784
Accruing loans and leases past due 90+ days	234	241	220	239	224
NPAs + accruing loans & leases past due 90+ days	$1,055	$1,093	$1,024	$1,061	$1,008
NAL ratio (2)	0.59%	0.62%	0.56%	0.60%	0.58%
NPA ratio (3)	0.60	0.63	0.61	0.63	0.62
(NPAs+90 days)/(Loans+OREO)	0.76	0.81	0.77	0.82	0.80
Provision for credit losses	$122	$103	$115	$107	$106
Net charge-offs	75	66	86	97	93
Net charge-offs / Average total loans and leases	0.22%	0.20%	0.26%	0.30%	0.30%
Allowance for loans and lease losses (ALLL)	$2,374	$2,331	$2,263	$2,244	$2,235
Allowance for unfunded lending commitments	188	184	215	202	201
Allowance for credit losses (ACL)	$2,562	$2,515	$2,478	$2,446	$2,436
ALLL as a % of:
Total loans and leases	1.72%	1.73%	1.71%	1.73%	1.77%
NALs	294	277	302	286	303
NPAs	289	274	281	273	285
ACL as a % of:
Total loans and leases	1.86%	1.86%	1.87%	1.88%	1.93%
NALs	317	299	331	312	330
NPAs	312	295	308	297	311
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Nonperforming assets (NPAs) were $821 million, or 0.60%, of total loans and leases, OREO and other NPAs, compared to $784 million, or 0.62%, a year-ago. Nonaccrual loans and leases (NALs) were $808 million, or 0.59% of total loans and leases, compared to $738 million, or 0.58% of total loans and leases, a year-ago. The increase in NPAs was driven by an increase in commercial and industrial NALs, partially offset by a decrease in other NPAs. On a linked quarter basis, NPAs decreased $31 million, and NALs decreased $34 million, or 4%. The decrease in NPAs was primarily driven by a decrease in commercial and industrial and commercial real estate NALs.
The provision for credit losses increased $16 million year-over-year and $19 million quarter-over-quarter to $122 million in the 2025 third quarter. Net charge-offs (NCOs) decreased $18 million year-over-year and increased $9 million quarter-over-quarter to $75 million. NCOs represented an annualized 0.22% of average loans and leases in the current quarter, down from 0.30% and up from 0.20% in the year-ago quarter and prior quarter, respectively. Commercial and consumer net charge-offs were 0.18% and 0.27%, respectively, for the 2025 third quarter.
The allowance for loan and lease losses (ALLL) increased $139 million from the year-ago quarter to $2.4 billion, or 1.72% of total loans and leases. The allowance for credit losses (ACL) increased by $126 million from the year-ago quarter to $2.6 billion, or 1.86% of total loans and leases, unchanged compared to the prior quarter and 7 basis points lower than the year-ago quarter.

Capital
Table 12 – Capital Ratios

	2025			2024
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	6.8%	6.6%	6.3%	6.1%	6.4%
Common equity tier 1 risk-based capital ratio (1)	10.6	10.5	10.6	10.5	10.4
Regulatory Tier 1 risk-based capital ratio (1)	12.4	11.8	11.9	11.9	12.1
Regulatory Total risk-based capital ratio (1)	14.7	14.1	14.3	14.3	14.1
Total risk-weighted assets (1)	$150.2	$148.6	$144.6	$143.7	$142.5
(1)September 30, 2025 figures are estimated. The risk-based capital ratios reflect Huntington’s election to delay the impact of CECL on regulatory capital. As of September 30, 2025, June 30, 2025, and March 31, 2025, the impact of the CECL deferral was fully phased in, while 75% of the impact of the CECL deferral was phased in at December 31, 2024 and September 30, 2024.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 6.8% at September 30, 2025, an increase from 6.6% at June 30, 2025, driven by an increase in tangible common equity from current period earnings, net of dividends, and an improvement in accumulated other comprehensive income, partially offset by an increase in tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.6% at September 30, 2025, compared to 10.5% at June 30, 2025, with the increase driven by current period earnings, net of dividends, partially offset by higher risk-weighted assets during the quarter.

Income Taxes
The provision for income taxes was $133 million in the 2025 third quarter compared to $96 million in the 2025 second quarter. The effective tax rate for the 2025 third quarter was 17.4%, compared to 15.0% for the 2025 second quarter, with the increase primarily driven by the remeasurement of deferred tax assets for changes in certain state tax laws which were enacted during the three months ended June 30, 2025.
At September 30, 2025, we had a net federal deferred tax asset of $712 million and a net state deferred tax asset of $107 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 17, 2025, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13756117. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through October 25, 2025 at (877) 660-6853 or (201) 612-7415; conference ID #13756117.
Please see the 2025 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.
About Huntington
Huntington Bancshares Incorporated is a $210 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates 972 branches in 13 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This communication may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, the plans, objectives, expectations and intentions of Huntington Bancshares Incorporated (“Huntington”) and Veritex Holdings, Inc. (“Veritex”), the expected timing of completion of the transaction, and other statements that are not historical facts and are subject to numerous assumptions, risks, and uncertainties that are beyond the control of Huntington and Veritex. Such statements are subject to numerous assumptions, risks, estimates, uncertainties and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements, including as a result of the factors referenced below. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, believe, intend, estimate, plan, trend, objective, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
Huntington and Veritex caution that the forward-looking statements in this communication are not guarantees of future performance and involve a number of known and unknown risks, uncertainties and assumptions that are difficult to assess and are subject to change based on factors which are, in many instances, beyond Huntington’s and Veritex’s control. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital, foreign exchange, and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the SEC, OCC, Federal Reserve, FDIC, CFPB, and state-level regulators; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Huntington and Veritex; the outcome of any legal proceedings that may be instituted against Huntington or Veritex; delays in completing the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and Veritex do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business, customer or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Huntington and Veritex successfully; the dilution caused by Huntington’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Huntington and Veritex. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2024 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2025 and June 30, 2025, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website, http://www.huntington.com, under the heading “Investor Relations” and in other documents Huntington files with the SEC, and in Veritex’s Annual Report on Form 10-K for the year ended December 31, 2024 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2025 and June 30, 2025, each of which is on file with the SEC and available on Veritex’s investor relations website, ir.veritexbank.com, under the heading “Financials” and in other documents Veritex files with the SEC.
All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Huntington nor Veritex assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Huntington or Veritex update one or more forward-looking statements, no inference should be drawn that Huntington or Veritex will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that items in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.